As filed with the Securities and Exchange Commission on September 13, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INPIXON

(Exact name of registrant as specified in its charter)

Nevada	88-0434915
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

(408) 702-2167

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nadir Ali

Chief Executive Officer

Inpixon

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

(408) 702-2167

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Melanie Figueroa, Esq.

Mitchell Silberberg & Knupp LLP

437 Madison Avenue, 25th Floor

New York, NY 10022

(917) 546-7707

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.001 par value	8,932,972	$0.134	$1,197,018.25	$145.08

(1)	The shares will be offered for resale by the selling stockholders. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional number of shares of common stock that may become issuable as a result of any stock splits, stock dividends, or other similar transactions.

(2)	Estimated solely for the purpose of computing the registration fee. The proposed maximum offering price per share and maximum aggregate offering price for the shares being registered hereby are calculated in accordance with Rule 457(c) under the Securities Act using the average of the high and low sales price per share of the registrant’s common stock on September 10, 2019, as reported on the Nasdaq Capital Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED SEPTEMBER 13, 2019

PROSPECTUS

8,932,972 shares of common stock

On June 27, 2019, we acquired certain assets of GTX Corp, or GTX, consisting of a portfolio of global positioning system, or GPS, technologies and intellectual property, in accordance with the terms and conditions of an Asset Purchase Agreement, dated June 27, 2019, or the Asset Purchase Agreement.

On August 15, 2019, we acquired through Inpixon Canada, Inc., our wholly owned subsidiary, all of the issued and outstanding shares of Jibestream Inc., or Jibestream, a provider of indoor mapping and location technology, in accordance with the terms and conditions of a Share Purchase Agreement, by and among us, Jibestream, Inpixon Canada, Inc., each of the persons set forth on Exhibit A of the Share Purchase Agreement, or the Vendors, and Chris Wiegand, as a Vendor and Vendor’s representative, dated July 9, 2019, as amended, or the Purchase Agreement. As a result of the transaction, Jibestream became an indirect, wholly owned subsidiary of our company. In connection with the acquisition of Jibestream, we issued 5,068,969 shares of our common stock to the Vendors, of which 309,187 shares of common stock, or the Holdback Shares, are subject forfeiture to secure certain indemnification and other obligations of the Vendors, and we agreed to issue 2,864,003 shares of common stock, or the Excess Shares, upon the receipt of stockholder approval of such shares, in accordance with and as required by the Nasdaq Listing Rules.

This prospectus relates to the resale at various times by (i) GTX of up to 1,000,000 shares of our common stock issued to GTX pursuant to the Asset Purchase Agreement and (ii) the Vendors of up to 7,932,972 shares of our common stock, which include the Holdback Shares and the Excess Shares. Such shares of our common stock are referred to herein as the “Stock Consideration”. GTX and the Vendors are referred to herein as the “selling stockholders.”

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered.

We will pay the expenses incurred in registering the shares, including legal and accounting fees.

Our common stock is listed on the Nasdaq Capital Market under the symbol “INPX.” On September 9, 2019, the closing price of our common stock as reported by the Nasdaq Capital Market was $0.14 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. As an emerging growth company, we are able to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We chose to “opt out” of this provision. Therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

An investment in our common stock involves a high degree of risk. See “Risk Factors” on page 8 of this prospectus for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2019.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to offer and sell shares of our common stock. If it is against the law in any jurisdiction to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that jurisdiction, and no offer or solicitation is made by this prospectus to any such person. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such date. Information contained on our website is not a part of this prospectus.

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CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimates,” “expects,” “intends,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

●	our limited cash and our history of losses;

●	our ability to achieve profitability;

●	our limited operating history with recent acquisitions;

●	our ability to successfully integrate companies we acquire;

●	emerging competition and rapidly advancing technology in our industry that may outpace our technology;

●	customer demand for the products and services we develop;

●	the impact of competitive or alternative products, technologies and pricing;

●	our ability to manufacture any products we develop;

●	general economic conditions and events and the impact they may have on us and our potential customers;

●	our ability to obtain adequate financing in the future;

●	our ability to continue as a going concern;

●	our ability to consummate strategic transactions, which may include acquisitions, mergers, dispositions or investments;

●	uncertainty relating to the ongoing SEC investigation; and

●	our success at managing the risks involved in the foregoing items.

These risks are not exhaustive. Other sections of this prospectus, including the documents incorporated by reference herein, may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. You should read this prospectus with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. Except as required by law, we undertake no obligation to update publicly any forward looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

We qualify all of our forward-looking statements by these cautionary statements.

Unless otherwise stated or the context otherwise requires, the terms “Inpixon,” “we,” “us,” “our,” “our company” and the “Company” refer collectively to Inpixon and its subsidiaries.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the matters discussed under the heading “Risk Factors” in this prospectus.

The Company

We are a technology company that helps to secure, digitize and optimize any premises with Indoor Positioning Analytics, sometimes referred to herein as “IPA,” for businesses and governments in the connected world. Inpixon Indoor Positioning Analytics is based on new sensor technology that finds all accessible cellular, Wi-Fi, Bluetooth and RFID signals anonymously. Paired with a high-performance, data analytics platform, this technology delivers visibility, security and business intelligence on any commercial or government premises worldwide.

Inpixon Indoor Positioning Analytics offer:

●	New sensors with proprietary technology that can find all accessible cellular, Wi-Fi, Bluetooth and RF signals. Utilizing various radio signal technologies ensures precision device positioning accurately down to an arm’s length. This enables highly detailed understanding of customer journeys and dwell time in retail scenarios, detection and identification of authorized and unauthorized devices, and prevention of rogue devices through alert notification when unknown devices are detected in restricted areas.

●	Data science analytics with lightning fast data mining using an in-memory database that uses a dynamic blend of RAM and NAND along with specially optimized algorithms that both minimize data movement and maximize system performance. This enables the system to deliver reports with valuable insights to the user as well as to integrate with common third party visualization, charting, graphing and dashboard systems.

●	Insights that deliver visibility and business intelligence about detailed customer journey and flow analysis of in-stores and storefronts allowing businesses to better understand customer preferences, measure campaign effectiveness, uncover revenue opportunities and deliver exceptional shopping experiences.

Inpixon Indoor Positioning Analytics can assist all types of establishments, including brands, retailers, shopping malls and shopping centers, hotels and resorts, gaming operators, airports, healthcare facilities, office buildings and government agencies, by providing greater security, gaining better business intelligence, increasing consumer confidence and reducing risk while being compliant with applicable “Personal Identifiable Information” regulations.

Our Products and Services

We provide the following products and services that may be used by any number of businesses and government agencies, including but not limited to, commercial offices, retail locations, airports, hospitals, financial institutions, hospitality venues and educational institutions.

●	Inpixon Security (formerly AirPatrol ZoneDefense) – This is a mobile security and detection suite of products that locates devices operating within a monitored area, determines their compliance with network security policies for that zone, and if the device is not compliant, can trigger policy modification of device apps and/or features either directly or via third party mobile device, application and network management tools. As explained further below, our recent acquisition of Locality Systems Inc. (“Locality”) enhanced this product by allowing us to offer Locality’s solution, which provides radio frequency (“RF”) augmentation of video monitoring systems, to our customers. Our smart school safety network technology, recently acquired from GTX Corp as explained further below, further strengthens this product line and will assist school staff and first responders with locating students during emergency situations.

●	Inpixon Intelligence (formerly AirPatrol ZoneAware) – This is a commercial product for enabling location and/or context-based marketing services and information delivery to mobile devices based on zones as small as 10 feet or as large as a square mile. The monitored areas may include a building, a campus, a mall, and outdoor regions like a downtown. Unlike other mobile locationing technologies, our technologies use passive sensors that work over both cellular and Wi-Fi networks and offer device locationing and zone-based app and information delivery accurate to within 10 feet. Additionally, unlike geo-fencing systems, our technologies are capable of simultaneously enabling different policies and delivering different apps or information to multiple devices within the same zone based on contexts such as the type of device, the device user and time of day. Our recent acquisition of Locality enhanced this product by allowing us to now offer a lower cost, Wi-Fi only solution to customers who may later upgrade to our full Inpixon Intelligence solution.

●	Shoom Products (eTearsheets; eInvoice, AdDelivery, ePaper) – The Shoom products are Cloud based applications and analytics for the media and publishing industry. These products also generate critical data analytics for the customers.

IPA Product Enhancements

As a company in the information and technology industry, keeping up with the technological advancements within the industry is critical to our long-term success and growth. As a result, our senior management must continuously work to ensure that they remain informed and prepared to quickly adapt and leverage new technologies within our product and service offering as such technologies become available. In connection with that goal, our product roadmap development plans include the use of blockchain technology to maintain and propagate device reputation, enforcing security policies and attaining compliance, artificial intelligence for amassing anonymous device information, integrating video image analytics for additional attributes, ultra-wideband technology for asset tracking and a voice-assisted analytics interface.

Corporate Structure

We have three operating subsidiaries: (i) Inpixon Canada, Inc. (100% ownership) based in Coquitlam, British Columbia; (ii) Jibestream Inc., (100% indirect ownership through Inpixon Canada, Inc.); and (iii) Sysorex India (82.5% ownership) based in Hyderabad, India.

Although the subsidiaries are separate legal entities, we are currently structured by function and organized to operate in an integrated fashion as one business.

Corporate Strategy

Management continues to pursue a corporate strategy that is focused on building and developing our business as a provider of turnkey solutions ranging from the collection of data to delivering insights from that data to our customers with a focus on securing, digitizing and optimizing premises with IPA for businesses and governments. In connection with such strategy and in order to facilitate our long-term growth, we are evaluating various strategic transactions and acquisitions of companies with technologies and intellectual property (“IP”) that complement such goals by adding technology, differentiation, customers and/or revenue. We are primarily looking for accretive opportunities that have business value and operational synergies. We believe these complimentary technologies will allow us to provide a comprehensive Indoor Positioning Platform, or one-stop shop to our customers. We believe that acquiring complementary products and/or IP will add value to the Company. Candidates with proven technologies that complement our overall strategy may come from anywhere in the world, so long as there are strategic and financial reasons to make the acquisition. If we make any acquisitions in the future, we expect that we may pay for such acquisitions using our equity securities, cash and debt financing in combinations appropriate for each acquisition. In connection with this strategy, on May 21, 2019, we acquired Locality, a technology company based near Vancouver, Canada, specializing in wireless device positioning and radio frequency (“RF”) augmentation of video surveillance systems. In addition, on June 27, 2019, we acquired certain global positioning system (“GPS”) products, software, technologies, and intellectual property from GTX, a U.S. based company specializing in GPS technologies. These transactions expand our patent portfolio and includes certain granted or licensed patents and GPS and RF technologies. Furthermore, on August 15 2019, we acquired Jibestream Inc., a provider of highly configurable indoor mapping and location platforms to expand our suite of products. This acquisition allows us to use Jibestream’s mapping technology with our existing indoor positioning offerings to offer our customers a more comprehensive suite of products going forward.

Acquisition of Locality Systems

On May 21, 2019, we completed through our subsidiary, Inpixon Canada, Inc., our acquisition of Locality pursuant to the terms of a Share Purchase Agreement. Locality is a British Columbia corporation that specializes in wireless device positioning and RF augmentation of video surveillance systems. Locality’s video management system (“VMS”) integration, currently available for a number of VMS vendors, can assist security personnel in identifying potential suspects and tracking their movements cross-camera and from one facility to another. The solution is designed to enhance traditional security video feeds by correlating RF signals with video images. Based on third-party market research, the video surveillance market is forecasted to grow from $36.9 billion in 2018 to $68.3 billion by 2023, at a compound annual growth rate, or CAGR, of 13.1%. In addition, this technology can be used within the casino management market, which is estimated to grow to $12 billion by 2025, at a CAGR of 14.8% and can help retail customers mitigate the harm caused by organized retail crime, which is estimated to cost the retail industry nearly $30 billion per year.

At closing, the owners of all of the issued and outstanding capital stock of Locality sold all of their shares in exchange for consideration of (i) USD $1,500,000 (the “Aggregate Cash Consideration”) (A) minus the amount by which the Estimated Working Capital (as defined in the Share Purchase Agreement) is less than the Working Capital Target (as defined in the Share Purchase Agreement), or (B) plus the amount by which the Estimated Working Capital is greater than the Working Capital Target (as the case may be, the “Estimated Working Capital Adjustment”), and (ii) 650,000 shares of the Company’s common stock.

The Aggregate Cash Consideration, minus or plus (as the case may be) the Estimated Working Capital Adjustment to be applied against the Aggregate Cash Consideration (which will be calculated within 90 days of closing), will be paid in installments as follows: (i) the initial installment representing $250,000 minus or plus (as the case may be) the Estimated Working Capital Adjustment, which was paid at closing; (ii) three additional installments each equal to $250,000, which will be paid every six months following closing; and (iii) one final installment representing $500,000, which will be paid on the second anniversary of closing, in each case minus the cash fees payable to the advisor in connection with the acquisition.

Issuance of Common Stock to the Selling Stockholders

Acquisition of Certain Assets of GTX Corp

On June 27, 2019, we completed its acquisition of certain assets of GTX pursuant to the terms of the Asset Purchase Agreement. The assets consisted of a portfolio of GPS technologies and intellectual property, including, but not limited to (a) an intellectual property portfolio that includes a registered patent, along with more than 20 pending patent applications or licenses to registered patents or pending applications relating to GPS technologies; (b) a smart school safety network (“SSSN”) solution that consists of a combination of wristbands, gateways and proprietary backend software, which rely on the Bluetooth Low-Energy protocol and a low-power enterprise wireless 2.4Ghz platform, to help school administrators identify the geographic location of students or other people or things (e.g., equipment, vehicles, tools, etc.) in order to, among other things, ensure the safety and security of students while at school; (c) a personnel equipment tracking system and ground personnel safety system, which includes a combination of hardware and software components, for a GPS and RF based personnel, vehicle and asset-tracking solution designed to provide ground situational awareness and near real-time surveillance of personnel and equipment traveling within a designated area for, among other things, government and military applications and (d) a right to 30% of royalty payments that may be received by GTX in connection with its ownership interest in Inventergy LBS, LLC (“Inventergy”) which is the owner of certain patents related to methods and systems for communicating with a tracking device (collectively, the “Assets”).

We acquired the Assets for aggregate consideration consisting of (i) $250,000 in cash delivered at the closing (the “Cash Consideration”) and (ii) 1,000,000 shares of our common stock. In addition, 100,000 of such shares are subject to certain holdback restrictions and forfeiture for the purpose of satisfying indemnification claims.

In accordance with the terms of the Asset Purchase Agreement, as amended, we agreed to file a resale registration statement to register the shares issued to GTX for resale. This prospectus forms a part of such registration statement. Under certain circumstances, we agreed to loan GTX, at its option, up to $50,000 per month until the earlier of the effectiveness of the registration statement or the date on which such shares may be sold without restriction in accordance with Rule 144 under the Securities Act for up to a maximum of $250,000 in the aggregate, in accordance with the terms of a promissory note attached as an exhibit to the Asset Purchase Agreement. Each promissory note will have a maturity date that is 210 days from the issue date of such note and will accrue interest at a rate of 5% per annum.

Acquisition of Jibestream

On July 9, 2019, we entered into the Purchase Agreement with Inpixon Canada, Inc., as purchaser (the “Purchaser”), Jibestream, each of the persons set forth on Exhibit A of the Purchase Agreement (each, a “Vendor” and collectively, the “Vendors”) and Chris Wiegand, as a Vendor and Vendors’ representative, pursuant to which the Purchaser will acquire all of the issued and outstanding shares of Jibestream (the “Shares”) on the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement (the “Transaction”).

On August 15, 2019, the Transaction closed and Jibestream became an indirect, wholly owned subsidiary of our company. At the closing, the Purchaser purchased the Shares in exchange for consideration consisting of: (i) CAD $5,000,000 (the “Cash Consideration”), plus an amount equal to all cash and cash equivalents held by Jibestream at the closing, minus, if a negative number, the absolute value of the Estimated Working Capital Adjustment (as defined in the Purchase Agreement), minus any amounts loaned by the Purchaser to Jibestream to settle any Indebtedness (as defined in the Purchase Agreement) or other fees, minus any cash payments to the holders of outstanding options to settle any in-the-money options (the “Option Payout”), minus the deferred revenue costs of $150,000, and minus the costs associated with the audit and review of the financial statements of Jibestream required by the Purchase Agreement (collectively, the “Estimated Cash Closing Amount”); plus (ii) a number of shares of our common stock (the “Inpixon Shares”), equal to CAD $3,000,000, after application of the exchange rate quoted by the Royal Bank of Canada as of August 15, 2019 (the “Exchange Rate”), divided by $0.2775 per share (the “Price Per Share”). To the extent that the Estimated Cash Closing Amount is a negative number, the number of Inpixon Shares will be reduced by the Estimated Cash Closing Amount, adjusted to U.S. dollars based on the Exchange Rate, divided by the Price Per Share. In addition, Chris Wiegand was appointed the Vice President of Maps.

Pursuant to the Purchase Agreement, we agreed to file on or before the thirtieth (30th) day from the closing date of the Transaction an “evergreen” shelf registration statement on Form S-1 or Form S-3 pursuant to Rule 415 under the Securities Act, providing for an offering of the Inpixon Shares issued pursuant to the Purchase Agreement on a continuous basis and will use best efforts to cause such registration statement to become effective no later than the date that is 30 days after the registration statement is filed, and in any event as soon as practicable after such filing. This prospectus forms a part of such registration statement

To the extent that approval by our stockholders for the issuance of the Inpixon Shares is required by applicable Nasdaq listing rules and is not obtained prior to December 31, 2019, the Purchaser will pay the portion of the purchase price representing the Inpixon Shares in cash, and the references to the Holdback Amount (as defined below) set forth in the Purchase Agreement will refer to the corresponding cash amount paid pursuant to the foregoing.

The Purchaser will retain an amount of Inpixon Shares representing fifteen percent (15%) of the value of the Purchase Price (the “Holdback Amount”) to secure the indemnification and other obligations of the Vendors in favor of the Purchaser arising out of or pursuant to Article VIII of the Purchase Agreement and, at the option of the Purchaser, to secure the obligation of the Vendors’ to pay any adjustment to the Purchase Price pursuant to Section 2.5 of the Purchase Agreement. The Holdback Amount is to be governed by the terms and conditions set out in Section 2.6 of the Purchase Agreement, and is to be paid to the Vendors in whole or in part, or retained by the Purchaser in whole or in part, subject to the terms and conditions set out therein.

Jibestream provides highly configurable indoor mapping and location technology. Its platform provides customers with a full-featured geospatial platform that integrates business data with high-fidelity indoor maps to create smart indoor spaces. This allows customers to create multi-dimensional and multi-layered indoor maps, which can be added to existing web or mobile applications. Jibestream’s technology integrates with a variety of third-party indoor positioning systems to allow for clear, contextualized indoor wayfinding and directions. We will use Jibestream’s mapping technology with our existing indoor positioning offerings to offer our customers a more comprehensive suite of products going forward.

Jibestream’s products have applications in any indoor space where location and wayfinding is a concern. Jibestream’s existing product solutions have been deployed in hundreds of venues worldwide and within numerous customer segments including government, airports, malls, office buildings, and hospitals.

Recent Note Financings

On December 21, 2018, we issued a promissory note to Iliad Research and Trading, L.P. (“Iliad”) in the initial principal amount of $1,895,000, which is payable on or before the date that is 10 months from the issuance date. The initial principal amount includes an original issue discount of $375,000 and $20,000 that we agreed to pay to Iliad to cover its legal fees, accounting costs, due diligence, monitoring and other transaction costs. In exchange for the note, Iliad paid an aggregate purchase price of $1,500,000. Interest on the note accrues at a rate of 10% per annum and is payable on the maturity date or otherwise in accordance with the note. On August 8, 2019, we entered into a standstill agreement with Iliad, pursuant to which Iliad agreed to not redeem all or any portion of the principal amount of the note for a period of 90 days from the date of the agreement. As consideration for such agreement, the outstanding balance of the note was increased by $206,149.23. As of August 8, 2019, the outstanding balance of the note is $2,268,214.18.

On May 3, 2019, we issued a promissory note to Chicago Venture Partners, L.P. (“CVP”), an affiliate of Iliad, in the initial principal amount of $3,770,000, which is payable on or before the date that is 10 months from the issuance date. The initial principal amount includes an original issue discount of $750,000 and $20,000 that we agreed to pay to Iliad to cover its legal fees, accounting costs, due diligence, monitoring and other transaction costs. In exchange for the note, CVP paid an aggregate purchase price of $3,000,000. Interest on the note accrues at a rate of 10% per annum and is payable on the maturity date or otherwise in accordance with the note. As of August 8, 2019, the outstanding balance of the note is $3,872,946.95.

On June 27, 2019, we issued a second promissory note to CVP in the initial principal amount of $1,895,000, which is payable on or before the date that is 9 months from the issuance date. The initial principal amount includes an original issue discount of $375,000 and $20,000 that we agreed to pay to CVP to cover its legal fees, accounting costs, due diligence, monitoring and other transaction costs. In exchange for the note, CVP paid an aggregate purchase price of $1,500,000. Interest on the note accrues at a rate of 10% per annum and is payable on the maturity date or otherwise in accordance with the note. Pursuant to the terms of the note purchase agreement entered into in connection with the issuance of the note, we agreed to repay all or a portion of the note in connection with an equity or equity-linked financing. CVP agreed to waive such repayment. As of August 8, 2019, the outstanding balance of the note is $1,917,234.70.

On August 8, 2019, we issued a third promissory note to CVP in the initial principal amount of $1,895,000, which is payable on or before the date that is 9 months from the issuance date. The initial principal amount includes an original issue discount of $375,000 and $20,000 that we agreed to pay to CVP to cover its legal fees, accounting costs, due diligence, monitoring and other transaction costs. In exchange for the note, CVP paid an aggregate purchase price of $1,500,000. Interest on the note accrues at a rate of 9% per annum and is payable on the maturity date or otherwise in accordance with the note.

SEC Investigation

In February 2019, we received a subpoena from the SEC’s Division of Enforcement pursuant to a formal SEC order of investigation requiring us to produce documents and other information relating to our public announcement on January 9, 2018 that we intended to incorporate blockchain technology into our future product offerings and a public financing transaction undertaken by us in proximity to that announcement. We have cooperated with the SEC’s investigation and have provided documents and information requested in the subpoena, as modified by agreement with the SEC. Although we believe that we have fully complied with all relevant laws and regulations, there can be no assurance that the SEC will not commence an enforcement action against us or members of our management, or as to the ultimate resolution of any enforcement action that the SEC may decide to bring. Under applicable law, the SEC has the ability to impose significant sanctions on companies and individuals who are found to have violated the provisions of applicable federal securities laws, including cease and desist orders, civil money penalties, and barring individuals from serving as directors or officers of public companies. We have expended significant financial and managerial resources responding to the SEC subpoena. Defending any enforcement action brought by the SEC against us or members of our management would involve further significant expenditures and the resolution of any such enforcement action could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Emerging Growth Company

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

●	reduced disclosure of financial information in this prospectus, limited to two years of audited financial information and two years of selected financial information.

As a smaller reporting company, each of the foregoing exemptions is currently available to us. We will cease to be an emerging growth company on December 31, 2019, or, immediately, if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have chosen to “opt out” of this provision. Therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Corporate Information

Our principal executive offices are located at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303, and our telephone number is (408) 702-2167. Our subsidiaries maintain offices in Coquitlam and Vancouver, British Columbia and Hyderabad, India. Our Internet website is www.inpixon.com. The information contained on, or that may be obtained from, our website is not a part of this prospectus and should not be considered a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Outstanding Common Stock	47,466,399 shares.

Common Stock to be Offered by the Selling Stockholders	Up to 8,932,972 shares of our common stock to be offered by the selling stockholders.

Offering Price	Determined at the time of sale by the selling stockholders.

Use of Proceeds	We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from the sale thereof. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares of our common stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of our common stock, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

Risk Factors	You should read the “Risk Factors” section included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Market Symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “INPX.”

The number of shares of our common stock outstanding is based on 47,466,399 shares of our common stock outstanding as of September 6, 2019 and excludes, as of that date, the following:

●	192 shares of common stock issuable upon the exercise of outstanding stock options under our 2011 Employee Stock Incentive Plan, having a weighted average exercise price of $28,269.14 per share;

●	4,979,267 shares of common stock issuable upon the exercise of outstanding stock options under our 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $1.63 per share;

●	39 shares of common stock issuable upon the exercise of outstanding stock options not under our 2011 or 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $43,392.86 per share;

●	158,232 shares of common stock available for future issuance under our 2011 Employee Stock Incentive Plan, plus any additional shares of our common stock that may become available under our 2011 Employee Stock Incentive Plan;

●	2,337,109 shares of common stock available for future issuance under our 2018 Employee Stock Incentive Plan, plus any additional shares of our common stock that may become available under our 2018 Employee Stock Incentive Plan;

●	10,371,141 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $5.99 per share;

●	202 shares of common stock issuable upon the conversion of 1 outstanding share of Series 4 Convertible Preferred Stock, at a conversion price of $4.96 per share;

●	1,100 shares of common stock reserved for issuance to investor relations firms; and

●	37,838 shares of common stock issuable upon conversion of 126 outstanding shares of Series 5 Convertible Preferred Stock, at a conversion price of $3.33 per share.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors set forth below and the risk factors in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on 10-Q, which are incorporated by reference into this prospectus, and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before acquiring any such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Our Operations

We recently completed our acquisition of Locality, Jibestream and certain assets of GTX, which may make it difficult for potential investors to evaluate our future business. Furthermore, due to the risks and uncertainties related to the acquisition of new businesses, any such acquisition does not guarantee that we will be able to attain profitability.

On May 21, 2019, June 27, 2019 and August 15, 2019, we acquired Locality, certain assets of GTX, and Jibestream, respectively. Our limited operating history after these acquisitions may make it difficult for potential investors to evaluate our business or prospective operations or the merits of an investment in our securities. We are subject to the risks inherent in the financing, expenditures, complications and delays characteristic of a newly combined business. In addition, while GTX and the former affiliates of Locality and security holders of Jibestream have indemnified the Company from any undisclosed liabilities, there may not be adequate resources to cover such indemnity. Furthermore, there are risks that the vendors, suppliers and customers of these acquired entities or assets may not renew their relationships for which there is no indemnification. Accordingly, our business and success faces risks from uncertainties inherent to developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We may not be able to successfully integrate the operations of entities or assets that we have acquired or may acquire in the future into our ongoing business operations, which may result in our inability to fully realize the intended benefits of these acquisitions, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and/or results of operations.

We continue to integrate the operations of Locality and Jibestream and the assets acquired from GTX and this process involves complex operational, technological and personnel-related challenges, which are time-consuming and expensive and may disrupt our ongoing business operations. Furthermore, integration involves a number of risks, including, but not limited to:

●	difficulties or complications in combining the companies’ operations;

●	differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

●	the diversion of management’s attention from our ongoing core business operations;

●	increased exposure to certain governmental regulations and compliance requirements;

●	the potential loss of key personnel;

●	the potential loss of key customers or suppliers who choose not to do business with the combined business;

●	difficulties or delays in consolidating the acquired companies’ technology platforms, including implementing systems designed to continue to ensure that the Company maintains effective disclosure controls and procedures and internal control over financial reporting for the combined company and enable the Company to continue to comply with U.S. GAAP and applicable U.S. securities laws and regulations;

●	unanticipated costs and other assumed contingent liabilities;

●	difficulty comparing financial reports due to differing financial and/or internal reporting systems;

●	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder; and/or

●	possible tax costs or inefficiencies associated with integrating the operations of the combined company.

These factors could cause us to not fully realize the anticipated financial and/or strategic benefits of the acquisitions and the recent reorganization, which could have a material adverse effect on our business, financial condition and/or results of operations.

Even if we are able to successfully operate the acquired businesses, we may not be able to realize the revenue and other synergies and growth that we anticipated from these acquisitions in the time frame that we currently expect, and the costs of achieving these benefits may be higher than what we currently expect, because of a number of risks, including, but not limited to:

●	the possibility that the acquisition may not further our business strategy as we expected;

●	the possibility that we may not be able to expand the reach and customer base for the acquired companies current and future products as expected; and

●	the possibility that the carrying amounts of goodwill and other purchased intangible assets may not be recoverable.

As a result of these risks, the acquisitions and integration may not contribute to our earnings as expected, we may not achieve expected revenue synergies or our return on invested capital targets when expected, or at all, and we may not achieve the other anticipated strategic and financial benefits of the acquisitions and the reorganization.

We have a significant amount of debt outstanding. Such indebtedness, along with the other contractual commitments of our company, could adversely affect our business, financial condition and results of operations.

As of September 6, 2019, we have an aggregate outstanding balance of approximately $10 million underlying the promissory notes issued to Iliad Research and Trading, L.P. and Chicago Venture Partners, L.P., which are affiliates of each other. The ability to meet payment and other obligations under these notes depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control as described in this Form 10-Q. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure debt, exchange debt for other securities, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet debt payment and other obligations, which could have a material adverse effect on our financial condition.

In addition, we may incur additional indebtedness in the future. If new debt or other liabilities are added to our current consolidated debt levels, the related risks that we now face could intensify.

Risks Related to Our Securities

Future sales of our common stock or other securities, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

Sales of substantial amounts of our common stock or other securities, or the perception that these sales may occur, could materially and adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. For example, in June 2018, the SEC declared effective a shelf registration statement filed by us. This shelf registration statement allows us to issue any combination of our common stock, preferred stock, warrants, units, debt securities and subscription rights from time to time until expiry in June 2021 for an aggregate initial offering price of up to $300 million, subject to certain limitations for so long as our public float is less than $75 million. The specific terms of future offerings, if any, under this shelf registration statement would be established at the time of such offering. Depending on a variety of factors, including market liquidity of our common stock, the sale of shares under this shelf registration statement may cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this shelf registration statement, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

In addition, this prospectus forms a part of the registration statement pursuant to which we are registering the resale of shares of our common stock issued to GTX and issued or issuable to stockholders of Jibestream. The filing of this registration statement may result in the perception of or actual sales of substantial amounts of shares of our common stock in the public market, which could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

We had outstanding 47,466,399 shares of common stock as of September 6, 2019, of which 6,919,022 shares of common stock are restricted securities that may be sold only in accordance with the resale restrictions under Rule 144 of the Securities Act. In addition, as of September 6, 2019, there were 202 shares issuable upon conversion of 1 share of Series 4 Convertible Preferred Stock, 37,838 shares of common stock issuable upon conversion of 126 shares of Series 5 Convertible Preferred Stock, 10,371,141 shares subject to outstanding warrants, 4,979,459 shares subject to outstanding options under the Company’s equity incentive plans, 39 shares subject to options not under such plans, 1,100 shares of common stock reserved for issuance to investor relations firms, an additional 158,224 shares reserved for future issuance under the Company’s Amended and Restated 2011 Employee Stock Incentive Plan and up to an additional 2,337,109 shares of common stock which may be issued under the Company’s 2018 Employee Stock Incentive Plan that will become, or have already become, eligible for sale in the public market to the extent permitted by any applicable vesting requirements, lock-up agreements, if any, Rule 144 under the Securities Act or in connection with their registration under the Securities Act. The issuance or sale of such shares could depress the market price of our common stock.

In the future, we also may issue our securities if we need to raise additional capital. The number of new shares of our common stock issued in connection with raising additional capital could constitute a material portion of the then-outstanding shares of our common stock.

USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from the sale thereof.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the Stock Consideration. We will bear all other costs, fees and expenses incurred in effecting the registration of the Stock Consideration, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

As of September 6, 2019, we had 255,000,000 authorized shares of capital stock, par value $0.001 per share, of which 250,000,000 were shares of common stock and 5,000,000 were shares of “blank check” preferred stock. As of September 6, 2019, we had 47,466,399 shares of common stock outstanding and held by 535 stockholders of record, 1,100 shares of common stock reserved for issuance to investor relations firms, 1 share of Series 4 Convertible Preferred Stock and 126 shares of Series 5 Convertible Preferred Stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors are authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no current plan to issue any shares of preferred stock.

Conversion Price Adjustment

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the conversion price will be adjusted by multiplying the then conversion price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

Series 4 Convertible Preferred Stock

Our board of directors designated 10,415 shares of preferred stock as Series 4 Convertible Preferred Stock, $0.001 par value with a stated value of $1,000 (also referred to herein as the Series 4 Preferred). As of September 6, 2019, there was one share of Series 4 Preferred outstanding convertible into 202 shares of common stock. Our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of the designated preferred stock.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series 4 Preferred are entitled to receive distributions out of our assets, whether capital or surplus, of the same amount that a holder of common stock would receive if the Series 4 Preferred were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock which amounts shall be paid pari passu with all holders of common stock.

Dividends. Holders of the Series 4 Preferred are entitled to receive dividends equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. No other dividends will be paid on shares of Series 4 Preferred.

Conversion. Each share of Series 4 Preferred is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing the stated value of $1,000 by the conversion price equal to the current conversion price of $4.96 per share (subject to adjustment described below).

Anti-Dilution Protection. The Series 4 Preferred contain an anti-dilution protection feature, to adjust the conversion price if shares of common stock are sold or issued for a consideration per share less than the conversion price then in effect (subject to certain exemptions), provided, that the conversion price will not be less than $4.96. The current conversion price is $4.96.

Series 5 Convertible Preferred Stock

Our board of directors designated 12,000 shares of preferred stock as Series 5 Convertible Preferred Stock, $0.001 par value with a stated value of $1,000 (also referred to herein as the Series 5 Preferred). As of September 6, 2019, there were 126 shares of Series 5 Preferred outstanding convertible into 37,838 shares of common stock. Our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of the designated preferred stock.

Conversion. Each share of Series 5 Convertible Preferred Stock will be convertible at the option of the holder at any time, into the number of shares of our common stock determined by dividing the $1,000 stated value per share of the Series 5 Convertible Preferred Stock by a conversion price of $3.33 per share. In addition, the conversion price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications. Subject to limited exceptions, a holder of the Series 5 Convertible Preferred Stock will not have the right to convert any portion of the Series 5 Convertible Preferred Stock to the extent that, after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% (subject to adjustment to up to 9.99% solely at the holder’s discretion upon 61 days’ prior notice to us) of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

Fundamental Transactions. In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our common stock is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires 50% of the outstanding shares of our common stock, or any person or group becomes the beneficial owner of 50% of the aggregate ordinary voting power represented by our issued and outstanding common stock, then, upon any subsequent conversion of the Series 5 Convertible Preferred Stock, the holders of the Series 5 Convertible Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series 5 Convertible Preferred Stock.

Dividends. Holders of Series 5 Convertible Preferred Stock shall be entitled to receive dividends (on an as-if-converted-to-common-stock basis) in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of common stock.

Voting Rights. Except as otherwise provided in the certificate of designation or as otherwise required by law, the Series 5 Convertible Preferred Stock has no voting rights.

Liquidation Preference. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Series 5 Convertible Preferred Stock will be entitled to receive out of our assets, whether capital or surplus, the same amount that a holder of common stock would receive if the Series 5 Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations under the certificate of designation) to common stock, which amounts shall be paid pari passu with all holders of common stock.

Redemption Rights. We are not obligated to redeem or repurchase any shares of Series 5 Convertible Preferred Stock. Shares of Series 5 Convertible Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous provisions.

Series 6 Convertible Preferred Stock

Our board of directors designated 2,997 shares of preferred stock as Series 6 Convertible Preferred Stock, $0.001 par value with a stated value of $1,000 (also referred to herein as the Series 6 Preferred). As of September 6, 2019, there were no shares of Series 6 Preferred outstanding. Our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of the designated preferred stock.

Outstanding Warrants

As of September 6, 2019, we have warrants issued and outstanding for the purchase of up to 10,371,141 shares of our common stock, at exercise prices ranging from $0.2775 to $43,200. The warrants are held by 111 security holders. Outstanding warrants to purchase our common stock are as follows:

Issuance Date	Number of Shares	Exercise Period	Exercise Price
March 20, 2013	5	From March 20, 2013 to March 20, 2020 (except the Lock-Up Period as defined in the warrant)	$16,200
August 29, 2013	4	From August 29, 2013 to August 29, 2020 (except the Lock-Up Period as defined in the warrant)	$43,200
June 30, 2017	141	June 30, 2017 to June 30, 2022	$360
August 9, 2017	917	From August 9, 2017 to August 9, 2022	$660
January 8, 2018	15,003	From February 2, 2018 to February 2, 2023	$120
February 20, 2018	1,080,669	From February 20, 2018 to February 20, 2023	$25.36
April 24, 2018	2,769,000	From April 24, 2018 to April 24, 2023	$4.96
January 15, 2019	112,800	From January 15, 2019 to January 15, 2024	$3.33
August 15, 2019	6,392,602	From August 15, 2019 to August 15, 2024	$0.2775

Options

As of September 6, 2019, there were 158,424 shares of common stock authorized for issuance under the 2011 Employee Stock Incentive Plan, of which 192 shares of common stock are underlying outstanding options having a weighted average exercise price of $28,269.14 per share, 7,316,376 shares of common stock available for issuance under the 2018 Employee Stock Incentive Plan, of which 4,979,267 shares of common stock are underlying outstanding options having a weighted average exercise price of $1.63 and 39 shares of common stock underlying outstanding options not under the 2011 or 2018 Employee Stock Incentive Plan having a weighted average of $43,392.86 per share.

Anti-Takeover Effects of Nevada Law and our Articles of Incorporation and Bylaws

Our articles of incorporation, our bylaws and the Nevada Revised Statutes contain provisions that could delay or make more difficult an acquisition of control of our company not approved by our board of directors, whether by means of a tender offer, open market purchases, proxy contests or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interest of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

Set forth below is a description of the provisions contained in our articles of incorporation, bylaws and Nevada Revised Statutes that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, forms of each of which are included as exhibits to the registration statement of which this prospectus forms a part.

Authorized But Unissued Preferred Stock

We are currently authorized to issue a total of 5,000,000 shares of preferred stock. Our articles of incorporation provide that the board of directors may issue preferred stock by resolutions, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control.

Filling Vacancies

Our bylaws establish that the board shall be authorized to fill any vacancies on the board arising due to the death, resignation or removal of any director. The board is also authorized to fill vacancies if the stockholders fail to elect the full authorized number of directors to be elected at any annual or special meeting of stockholders. Vacancies in the board may be filled by a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director.

Removal of Directors

The provisions of our bylaws may make it difficult for our stockholders to remove one or more of our directors. Our bylaws provide that the entire board of directors, or any individual director, may be removed from office at any special meeting of stockholders called for such purpose by vote of the holders of two-thirds of the voting power entitling the stockholders to elect directors in place of those to be removed. Furthermore, according to our bylaws, no director may be removed (unless the entire board is removed) when the votes cast against removal or not consenting in writing to such removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote, were voted) and the entire number of directors authorized at the time of the directors’ most recent election were then being elected. Our bylaws also provide that when, by the provisions of our articles of incorporation, the holders of the shares of any class or series voting as a class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Board Action Without Meeting

Our bylaws provide that the board may take action without a meeting if all the members of the board consent to the action in writing. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Our bylaws and articles of incorporation do not provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Stockholder Proposals

Except to the extent required under applicable laws, we are not required to include on our proxy card, or describe in our proxy statement, any information relating to any stockholder proposal and disseminated in connection with any meeting of stockholders.

Amendments to Articles of Incorporation and Bylaws

Our articles of incorporation give both the directors and the stockholders the power to adopt, alter or repeal the bylaws of the corporation. Any adoption, alteration, amendment, change or repeal of the bylaws by the stockholders requires an affirmative vote by a majority of the outstanding stock of the company. Any bylaw that has been adopted, amended, or repealed by the stockholders may be amended or repealed by the board, except that the board shall have no power to change the quorum for meetings of stockholders or of the board or to change any provisions of the bylaws with respect to the removal of directors or the filling of vacancies in the board resulting from the removal by the stockholders. Any proposal to amend, alter, change or repeal any provision of our articles of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the classes of our capital stock entitled to vote on such amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for that purpose.

Nevada Statutory Provisions

We are subject to the provisions of NRS 78.378 to 78.3793, inclusive, an anti-takeover law, which applies to any acquisition of a controlling interest in an “issuing corporation.” In general, such anti-takeover laws permit the articles of incorporation, bylaws or a resolution adopted by the directors of an “issuing corporation” (as defined in NRS 78.3788) to impose stricter requirements on the acquisition of a controlling interest in such corporation than the provisions of NRS 78.378 to 78.3793, inclusive, as well as permit the directors of an issuing corporation to take action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting plans, arrangements or other instruments that grant or deny rights, privileges, power or authority to holder(s) of certain percentages of ownership and/or voting power. Further, an “acquiring person” (and those acting in association) only obtains such voting rights in the control shares as are conferred by resolution of the stockholders at either a special meeting requested by the acquiring person, provided it delivers an offeror’s statement pursuant to NRS 78.3789 and undertakes to pay the expenses thereof, or at the next special or annual meeting of stockholders. In addition, the anti-takeover law generally provides for (i) the redemption by the issuing corporation of not less than all of the “control shares” (as defined) in accordance with NRS 78.3792, if so provided in the articles of incorporation or bylaws in effect on the 10th day following the acquisition of a controlling interest in an “issuing corporation”, and (ii) dissenter’s rights pursuant to NRS 92A.300 to 92A.500, inclusive, for stockholders that voted against authorizing voting rights for the control shares.

We are also subject to the provisions of NRS 78.411 to 78.444, inclusive, which generally prohibits a publicly held Nevada corporation from engaging in a “combination” with an “interested stockholder” (each as defined) that is the beneficial owner, directly or indirectly, of at least ten percent of the voting power of the outstanding voting shares of the corporation or is an affiliate or associate of the corporation that previously held such voting power within the past three years, for a period of three years after the date the person first became an “interested stockholder”, subject to certain exceptions for authorized combinations, as provided therein.

In accordance with NRS 78.195, our articles of incorporation provide for the authority of the board of directors to issue shares of preferred stock in series by filing a certificate of designation to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, subject to limitations prescribed by law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Nasdaq Capital Market Listing

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “INPX.”

SELLING STOCKHOLDERS

We are registering the Stock Consideration in order to permit the selling stockholders to offer the shares of our common stock included in the Stock Consideration, when issued, as applicable, for resale from time to time. Other than the asset purchase or acquisition of Jibestream described at the section of this prospectus titled “Issuance of Common Stock to the Selling Stockholders,” neither the selling security holder nor any of its affiliates has held an executive office, or had any other material relationship, with us or any of our affiliates in the past three years.

The table below provides information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the shares of common stock held by the selling stockholders.

The second column lists the number of shares of common stock beneficially owned by the selling stockholders as of September 6, 2019, based on the ownership of shares of common stock that have been issued and could be issued pursuant to warrants, options and other convertible securities that are currently exercisable or exercisable within 60 days of September 6, 2019.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

The fourth column assumes the sale of all of the shares offered by each selling stockholders pursuant to this prospectus.

The selling stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering

GTX Corp (1)	1,000,000	(2)	1,000,000	(2)	--
Chris Wiegand	2,458,173	(3)	2,458,173	(3)	--
Adam Artman	1,564,292	(4)	1,564,292	(4)	--
Bevan Hayes	446,941	(5)	446,941	(5)	--
MaRS Investment Accelerator Fund Inc. (6)	1,081,812	(7)	1,081,812	(7)	--
Whitecastle Holdings Limited (8)	476,346	(9)	476,346	(9)	--
Maplecastle Corporation (10)	476,352	(11)	476,352	(11)	--
Jescolari Investments Ltd. (12)	476,352	(13)	476,352	(13)	--
Carbon Holdings Limited (14)	476,352	(15)	476,352	(15)	--
Hobson Equities Inc. (16)	476,352	(17)	476,352	(17)	--

(1)	The board of directors of GTX Corp, comprised of Patrick E. Bertagna, Christopher M. Walsh, Louis Rosenbaum and Andrew Duncan, has sole voting and investment control and power over such shares. None of the members of its board of directors has individual voting and investment power with respect to such shares and disclaims beneficial ownership of such shares.

(2)	Includes 1,000,000 shares of common stock held of record by GTX Corp; provided; however, that 100,000 shares are subject to certain holdback restrictions and forfeiture for the purpose of satisfying indemnification claims in accordance with the Asset Purchase Agreement.
(3)	Includes (i) 1,761,076 shares of common stock, of which 75,257 shares of common stock are subject to forfeiture for the purpose of satisfying indemnification claims in accordance with the Purchase Agreement, and (ii) 697,097 shares of common stock issuable upon the receipt of stockholder approval, in accordance with and as required by the Nasdaq Listing Rules.
(4)	Includes (i) 1,164,764 shares of common stock, of which 43,132 shares of common stock are subject to forfeiture for the purpose of satisfying indemnification claims in accordance with the Purchase Agreement, and (ii) 399,528 shares of common stock issuable upon the receipt of stockholder approval, in accordance with and as required by the Nasdaq Listing Rules.
(5)	Includes (i) 332,666 shares of common stock, of which 12,336 shares of common stock are subject to forfeiture for the purpose of satisfying indemnification claims in accordance with the Purchase Agreement, and (ii) 114,275 shares of common stock issuable upon the receipt of stockholder approval, in accordance with and as required by the Nasdaq Listing Rules.
(6)	Barry Gekiere, the managing director of MaRS Investment Accelerator Fund Inc., has sole voting and investment control and power over such shares.
(7)	Includes (i) 925,150 shares of common stock, of which 16,912 shares of common stock are subject to forfeiture for the purpose of satisfying indemnification claims in accordance with the Purchase Agreement, and (ii) 156,662 shares of common stock issuable upon the receipt of stockholder approval, in accordance with and as required by the Nasdaq Listing Rules.
(8)	Carey Diamond has sole voting and investment control and power over such shares.
(9)	Includes (i) 177,057 shares of common stock, of which 32,310 shares of common stock are subject to forfeiture for the purpose of satisfying indemnification claims in accordance with the Purchase Agreement, and (ii) 299,289 shares of common stock issuable upon the receipt of stockholder approval, in accordance with and as required by the Nasdaq Listing Rules.
(10)	Mark Diamond has sole voting and investment control and power over such shares.
(11)	Includes (i) 177,064 shares of common stock, of which 32,310 shares of common stock are subject to forfeiture for the purpose of satisfying indemnification claims in accordance with the Purchase Agreement, and (ii) 299,288 shares of common stock issuable upon the receipt of stockholder approval, in accordance with and as required by the Nasdaq Listing Rules.
(12)	Michael Diamond has sole voting and investment control and power over such shares.
(13)	Includes (i) 177,064 shares of common stock, of which 32,310 shares of common stock are subject to forfeiture for the purpose of satisfying indemnification claims in accordance with the Purchase Agreement, and (ii) 299,288 shares of common stock issuable upon the receipt of stockholder approval, in accordance with and as required by the Nasdaq Listing Rules.
(14)	Stephen Diamond has sole voting and investment control and power over such shares.
(15)	Includes (i) 177,064 shares of common stock, of which 32,310 shares of common stock are subject to forfeiture for the purpose of satisfying indemnification claims in accordance with the Purchase Agreement, and (ii) 299,288 shares of common stock issuable upon the receipt of stockholder approval, in accordance with and as required by the Nasdaq Listing Rules.
(16)	Blaine Hobson has sole voting and investment control and power over such shares.
(17)	Includes (i) 177,064 shares of common stock, of which 32,310 shares of common stock are subject to forfeiture for the purpose of satisfying indemnification claims in accordance with the Purchase Agreement, and (ii) 299,288 shares of common stock issuable upon the receipt of stockholder approval, in accordance with and as required by the Nasdaq Listing Rules.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock issued or issuable to the selling stockholders as the Stock Consideration to permit the resale of these shares by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the Stock Consideration.

Each selling stockholder may sell all or a portion of the shares of common stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, each selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the registration statement is declared effective by the SEC;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell the shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in part or all of the Stock Consideration and, if it defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholders will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP (“MSK”), New York, New York. As of the date of this prospectus, MSK and certain principals of the firm own securities of our company representing in the aggregate less than five percent of the shares of our common stock outstanding immediately prior to the filing of this prospectus. Although MSK is not under any obligation to accept shares of our common stock in payment for services, it may do so in the future.

EXPERTS

Marcum LLP, independent registered public accounting firm, has audited our consolidated financial statements for the years ended December 31, 2018 and 2017 included in our Annual Report on Form 10-K for the year ended December 31, 2018, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on Marcum LLP, given on their authority as experts in accounting and auditing.

MNP LLP, independent registered public accounting firm, has audited the financial statements of Jibestream Inc. for the years ended December 31, 2018 and 2017, included in our Current Report on Form 8-K/A filed with the SEC on July 25, 2019, as set forth in their report, which is incorporated herein by reference in this prospectus. Such financial statements are incorporated by reference in reliance on MNP LLP, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the website of the SEC referred to above. We maintain a website at http://www.inpixon.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus information that we have or may in the future file with or furnish to the SEC. This means that we can disclose important information by referring you to those documents. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus. We hereby incorporate by reference the following documents into this prospectus:

●	our latest Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on March 28, 2019;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, as filed with the SEC on May 14, 2019 and August 14, 2019, respectively;

●	our Current Reports on Form 8-K, as filed with the SEC on January 8, 2019, January 15, 2019, January 18, 2019, January 29, 2019, February 8, 2019, February 20, 2019, February 22, 2019, April 5, 2019, April 12, 2019, April 25, 2019, May 3, 2019, May 22, 2019, May 30, 2019, June 13, 2019, June 20, 2019, June 25, 2019, June 27, 2019, July 1, 2019, July 5, 2019, July 10, 2019, July 11, 2019, August 9, 2019, August 14, 2019, August 19, 2019 and September 6, 2019, and on Form 8-K/A, as filed with the SEC on July 25, 2019 and September 13, 2019; and

●	the description of our common stock included in our Registration Statement on Form 8-A, as filed with the SEC on April 7, 2014 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K), after the date of this prospectus and before the termination or completion of this offering (including all such documents filed with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

These reports and documents can be accessed free of charge on our website at www.inpixon.com. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Please send written requests to:

Inpixon

Attn: Secretary

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

(408) 702-2167

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following statement sets forth the expenses and costs expected to be incurred by Inpixon in connection with the distribution of the securities being registered in this registration statement. All amounts other than the SEC registration fee are estimates.

SEC registration fee		$145.08
Transfer agent’s fees and expenses	$	*5,000
Legal fees and expenses	$	*20,000
Accounting fees and expenses	$	*7,500

Total		$32,645.08

*Estimated.

Item 14. Indemnification of Officers and Directors.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

Section 78.7502 of the Nevada Revised Statutes (“NRS”) provides that:

(1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 provides that:

(1) Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to NRS 78.751(2), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3) The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred. (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Article X of our Bylaws, as amended, provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise shall be indemnified and held harmless to the fullest extent permissible by the Nevada Revised Statutes from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith, except any expense or payments incurred in connection with any claim or liability established to have arisen out of his own willful misconduct or gross negligence.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2016, the Company has made the following sales of unregistered securities (after giving effect to a 1-for-15 reverse stock split effective March 1, 2017, a 1-for-30 reverse stock split effective February 6, 2018 and a 1-for-40 reverse stock split effective November 2, 2018).

Stock Issuances

1.	During the year ended December 31, 2016, the Company issued 11 shares of common stock for services, which were fully vested upon the date of issuance. The Company recorded an expense of $71,000 for the fair value of those shares.

2.	During the year ended December 31, 2016, the Company issued an aggregate of 86 shares of common stock for the settlement of $2,895,000 of amounts accrued in accordance with the terms of the LightMiner Asset Purchase Agreement, dated April 24, 2015. As of December 31, 2016, the fair value of $567,000 was accrued and held in escrow, which represented 16 shares of common stock. Subsequent to December 31, 2016, the escrow was released and the Company issued the shares for settlement of the liability.

3.	On November 21, 2016, the Company issued 29 shares of restricted common stock in connection with the purchase of Integrio Technologies, LLC. The Company recorded the $101,000 value of the shares as part of the purchase price of the assets during the year ended December 31, 2016.

4.	During the three months ended March 31, 2017, the Company issued 2 shares of common stock related to the acquisition of Integrio Technologies, LLC, which were fully vested upon the date of grant. The Company recorded an expense of $7,050 for the fair value of those shares.

5.	During the three months ended March 31, 2017, the Company issued 3 shares of common stock for services, which were fully vested upon the date of grant. The Company recorded an expense of approximately $14,100 for the fair value of those shares.

6.	During the three months ended March 31, 2017, the Company issued 16 shares of common stock for the settlement of $567,000 of shares held in escrow related to the LightMiner asset acquisition dated April 24, 2015.

7.	During the three months ended June 30, 2017, the Company issued 44 shares of common stock for services, which were fully vested upon the date of grant. The Company recorded an expense of approximately $144,800 for the fair value of those shares.

8.	During the three months ended September 30, 2017, the Company issued 82 shares of common stock for services, which were fully vested upon the date of grant. The Company recorded an expense of $87,000 for the fair value of those shares.

9.	During the three months ended December 31, 2017, the Company issued 133 shares of common stock for services, which were fully vested upon the date of grant. The Company recorded an expense of approximately $55,000 for the fair value of those shares.

10.	On October 8, 2018, the Company issued 37,500 shares of common stock to a consultant for services. The Company recorded an expense of approximately $465,000 for the fair value of those shares.

11.	On February 28, 2019, the Company issued 200,000 shares of common stock to a consultant for services. The Company recorded an expense of approximately $242,000 for the fair value of those shares.

12.	On April 10, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $2,689,868.23 as of April 10, 2019, entered into an exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $500,000 and then cause the outstanding balance of the original note to be reduced by $500,000; and (ii) exchange the partitioned note for the delivery of 626,566 shares of common stock at an effective price per share equal to $0.798. The shares were delivered on April 12, 2019.

13.	On April 24, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $2,198,399.77 as of April 24, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $400,000 and then cause the outstanding balance to be reduced by $400,000; and (ii) exchange the partitioned note for the delivery of 444,988 shares of common stock at an effective price per share equal to $0.8989. The shares were delivered to the note holder on April 25, 2019.

14.	On May 21, 2019, the Company, through its wholly owned subsidiary, Inpixon Canada, Inc., as purchaser (the “Purchaser”), completed its acquisition (the “Acquisition”) of Locality Systems Inc. pursuant to the terms of a Share Purchase Agreement (the “Purchase Agreement”). Pursuant to the terms and conditions of the Purchase Agreement, the Company issued 650,000 shares of common stock as part of the aggregate consideration for the Acquisition.

15.	On May 28, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $1,815,462.74 as of May 28, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $250,000 and then cause the outstanding balance to be reduced by $250,000; and (ii) exchange the partitioned note for the delivery of 312,891 shares of common stock, at an effective price per share equal to $0.799. The shares were delivered to the note holder on May 29, 2019.

16.	On June 13, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $1,572,434.87 as of June 13, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $150,000 and then cause the outstanding balance to be reduced by $150,000; and (ii) exchange the partitioned note for the delivery of 239,044 shares of common stock, at an effective price per share equal to $0.6275. The shares were delivered to the note holder on June 14, 2019.

17.	On June 20, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $1,425,203.02 as of June 20, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $200,000 and then cause the outstanding balance to be reduced by $200,000; and (ii) exchange the partitioned note for the delivery of 317,461 shares of common stock, at an effective price per share equal to $0.63. The shares were delivered to the note holder on June 21, 2019.

18.	On June 25, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $1,226,905.63 as of June 25, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $200,000 and then cause the outstanding balance to be reduced by $200,000; and (ii) exchange the partitioned note for the delivery of 327,869 shares of common stock, at an effective price per share equal to $0.61. The shares were delivered to the note holder on June 26, 2019.

19.	On June 26, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $1,027,190.88 as of June 26, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $135,000 and then cause the outstanding balance to be reduced by $135,000; and (ii) exchange the partitioned note for the delivery of 228,814 shares of common stock, at an effective price per share equal to $0.59. The shares were delivered to the note holder on June 27, 2019.

20.	On June 27, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $892,438.72 as of June 27, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $170,000 and then cause the outstanding balance to be reduced by $170,000; and (ii) exchange the partitioned note for the delivery of 275,974 shares of common stock, at an effective price per share equal to $0.616. The shares were delivered to the note holder on June 28, 2019.

21.	On June 27, 2019, the Company acquired GTX in accordance with that certain Asset Purchase Agreement. As part of the consideration for such acquisition, the Company issued 1,000,000 shares of its common stock to GTX. Of such shares, 100,000 shares are subject to certain holdback restrictions and forfeiture for the purpose of satisfying indemnification claims.

22.	On July 5, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $724,045.70 as of July 5, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $178,500 and then cause the outstanding balance to be reduced by $178,500; and (ii) exchange the partitioned note for the delivery of 350,000 shares of common stock, at an effective price per share equal to $0.51. The shares were delivered to the note holder on July 8, 2019.

23.	On July 9, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $546,152.11 as of July 9, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $204,000 and then cause the outstanding balance to be reduced by $204,000; and (ii) exchange the partitioned note for the delivery of 400,000 shares of common stock, at an effective price per share equal to $0.51. The shares were delivered to the note holder on July 10, 2019.

24.	On July 10, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $342,247.15 as of July 10, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $127,500 and then cause the outstanding balance to be reduced by $127,500; and (ii) exchange the partitioned note for the delivery of 250,000 shares of common stock, at an effective price per share equal to $0.51. The shares were delivered to the note holder on July 11, 2019.

25.	On July 11, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with a remaining outstanding balance of $214,806.81 as of July 11, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $214,806.81 and then cause the outstanding balance to be reduced by $214,806.81; and (ii) exchange the partitioned note for the delivery of 403,772 shares of common stock, at an effective price per share equal to $0.532. The shares were delivered to the note holder on July 12, 2019.

26.	On August 15, 2019, the Company acquired through Inpixon Canada, Inc., its wholly owned subsidiary, all of the issued and outstanding shares of Jibestream Inc. in accordance with the terms and conditions of a Share Purchase Agreement, by and among us, Jibestream Inc., Inpixon Canada, Inc., each of the persons set forth on Exhibit A of the Share Purchase Agreement, or the Vendors, and Chris Wiegand, as a Vendor and Vendor’s representative, dated July 9, 2019, as amended. As a result of the transaction, Jibestream Inc. became an indirect, wholly owned subsidiary of the Company. In connection with the acquisition of Jibestream Inc., the Company issued 5,068,969 shares of common stock to the Vendors, of which 309,187 shares of common stock are subject forfeiture to secure certain indemnification and other obligations of the Vendors, and the Company agreed to issue 2,864,003 shares of common stock upon the receipt of stockholder approval of such shares, in accordance with and as required by the Nasdaq Listing Rules. The Company issued these shares (a) in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act for private transactions and (b) in reliance on an exemption from registration provided by Regulation S of the Securities Act inasmuch as the Vendors are persons other than “U.S. persons” (as defined in Rule 902 under the Securities Act) and the requirements of Rule 903 under the Securities Act were otherwise met.

Debenture and Series 1 Convertible Preferred Stock Related Issuances

1.	On August 9, 2016, the Company issued to Hillair Capital Investments L.P. (“Hillair”) (i) an 8% Original Issue Discount Senior Convertible Debenture (the “Debenture”) in an aggregate principal amount of $5,700,000 due on August 9, 2018 and (ii) 2,250 shares of Series 1 Convertible Preferred Stock, par value $0.001 per share, for an aggregate purchase price of $5,000,000.

2.	On April 20, 2017, the Company issued to Hillair 92 shares of the Company’s common stock in payment for an interest amount of $315,700 due on May 9, 2017 at an interest conversion rate equal to $3,444.00 per share.

3.	On May 9, 2017, the Company issued 83 shares of the Company’s common stock upon conversion of 2,250 shares of the Company’s Series 1 Convertible Preferred Stock by Hillair.

4.	During December 2017, 5,725 shares of the Company’s common stock were issued to pay $1,649,000 in principal of the Debenture at a conversion rate equal to $288.00 per share.

5.	During December 2017, 827 shares of the Company’s common stock were issued to pay $158,000 in principal of the Debenture at a conversion rate equal to $190.80 per share.

6.	On February 5, 2018, the holder of the Debenture delivered a conversion notice to the Company pursuant to which it converted $300,000 of principal of the Debenture into 1,254 shares of the Company’s common stock. Such shares of common stock were issued on February 6, 2018.

7.	On February 7, 2018, the holder of the Debenture delivered a conversion notice to the Company pursuant to which it converted $400,000 of principal of the Debenture into 2,982 shares of the Company’s common stock.

8.	On February 9, 2018, the holder of the Debenture delivered a final conversion notice to the Company pursuant to which it converted $317,000 of principal of the Debenture into 2,645 shares of the Company’s common stock, which paid the Debenture in full.

Other Convertible Debt Related Issuances

May 31, 2017 Subordinated Convertible Promissory Notes

On May 31, 2017, the Company issued and sold subordinated convertible promissory notes in an aggregate principal amount of $2,200,000 due on May 31, 2018 for an aggregate purchase price of $2,000,000, representing an approximately 9% original issue discount.

November 17, 2017 Convertible Promissory Note

On November 17, 2017, the Company issued a $1,745,000 principal face amount convertible promissory note to an accredited investor which yielded net proceeds of $1,500,000 to the Company (the “November 17, 2017 Note”).

Pursuant to an exchange agreement dated October 5, 2018, the Company and the note holder partitioned a new convertible promissory note in the principal amount of $1,536,649.00 to reduce the outstanding balance of the November 17, 2017 Note by the same amount and exchanged the partitioned note for the delivery of 142,282 shares of common stock, at an effective price per exchange share equal to $10.80. The offer and sale of the exchange shares was not registered under the Securities Act, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the exchange shares were being issued in exchange for the partitioned note which was another outstanding security of the Company; (b) there was no additional consideration of value being delivered by the note holder in connection with the exchange; and (c) there were no commissions or other remuneration being paid by the Company in connection with the exchange.

Pursuant to an exchange agreement dated January 29, 2019, the Company and the note holder partitioned a new convertible promissory note in the principal amount of $383,768.07 to reduce the outstanding balance of the November 17, 2017 Note by the same amount and exchanged the partitioned note for the delivery of 172,869 shares of common stock, at an effective price per exchange share equal to $2.22.  Following this partition and exchange, the November 17, 2017 Note was paid in full.  The offer and sale of the exchange shares was not registered under the Securities Act, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the exchange shares were being issued in exchange for the partitioned note which was another outstanding security of the Company; (b) there was no additional consideration of value being delivered by the note holder in connection with the exchange; and (c) there were no commissions or other remuneration being paid by the Company in connection with the exchange.

Issuances of Warrants and Exchange Shares

December 2016 Warrants and Exchange Shares

On December 15, 2016, the Company sold, in a registered offering, 278 shares of common stock at a purchase price of $7,200 per share to certain investors (the “December 2016 Purchasers”).  Concurrently with the sale of the common stock, the Company also issued warrants to purchase up to 208 shares of common stock (the “December 2016 Warrants”) to the December 2016 Purchasers. The Company engaged Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC as exclusive placement agent for the issuance and sale of common stock and warrants.

Pursuant to exchange agreements dated December 15, 2017, the Company issued up to an aggregate of 1,667  shares of the Company’s common stock to the December 2016 Purchasers, in exchange for the termination and cancellation of the December 2016 Warrants.  The offer and sale of the exchange shares was not registered under the Securities Act, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the exchange shares were being issued in exchange for the December 2016 Warrants which were other outstanding securities of the Company; (b) there was no additional consideration of value being delivered by the holders in connection with the exchange; and (c) there were no commissions or other remuneration being paid by the Company in connection with the Exchange.

August 2017 Warrants

On August 9, 2017, the Company issued warrants to purchase up to an aggregate of 917  shares of common stock to certain purchasers in consideration for such purchasers’ exercise of certain warrants issued by the Company in a registered offering pursuant to that certain warrant agency agreement dated as of June 30, 2017.

January 2018 Warrants

On January 8, 2018, the Company sold, in a registered offering, an aggregate of 14,996 shares of the Company’s common stock, at a purchase price of $212.40 per share to certain investors.  Concurrently with the sale of the common stock, the Company also issued warrants to purchase up to 14,996 shares of common stock to the purchasers of common stock.  Roth Capital Partners, LLC acted as the exclusive placement agent for this sale and issuance of the common stock and warrants.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder). The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon any stock certificates issued in these transactions.

Item 16. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

2.1†	Asset Purchase and Merger Agreement dated March 1, 2013 by and among Sysorex Global Holdings Corp., Lilien, LLC and Lilien Systems.	S-1	333-190574	2.1	August 12, 2013

2.2	Agreement and Plan of Merger dated August 31, 2013 by and among Sysorex Global Holdings Corp., Sysorex Merger Sub, Inc., Shoom, Inc. and the Shareholder Representative.	S-1	333-191648	2.4	October 9, 2013

2.3	Agreement and Plan of Merger dated as of December 20, 2013, by and among Sysorex Global Holdings Corp., AirPatrol Corporation, AirPatrol Acquisition Corp. I, AirPatrol Acquisition Corp. II, and Shareholders Representative Services LLC.	S-1/A	333-191648	2.6	January 21, 2014

2.4	Amendment No. 1 to Agreement and Plan of Merger dated February 28, 2014 with AirPatrol Corporation.	S-1/A	333-191648	2.7	March 13, 2014

2.5	Amendment No. 2 to Agreement and Plan of Merger dated April 18, 2014 with AirPatrol Corporation.	8-K	001-36404	2.8	April 24, 2014

2.6	Waiver and Amendment No. 3 to Agreement and Plan of Merger dated May 30, 2014 with AirPatrol Corporation.	S-1	333-198502	12.9	August 29, 2014

2.7†	Asset Purchase Agreement, dated as of April 24, 2015, between Sysorex Global Holdings Corp., LightMiner Systems, Inc. and Chris Baskett.	8-K	001-36404	2.1	April 30, 2015

2.8	Agreement and Plan of Merger, dated as of December 14, 2015, between Sysorex Global Holdings Corp. and Sysorex Global.	8-K	001-36404	10.3	December 18, 2015

2.9†	Asset Purchase Agreement, dated November 14, 2016, among Integrio Technologies, LLC, Emtec Federal, LLC, Sysorex Government Services, Inc. and Sysorex Global.	8-K	001-36404	2.1	November 18, 2016

2.10	Amendment No. 1 to Asset Purchase Agreement, dated as of November 21, 2016, by and among Sysorex Global, Sysorex Government Services, Inc., Integrio Technologies, LLC and Emtec Federal, LLC.	8-K	001-36404	2.2	November 28, 2016

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

2.11	Agreement and Plan of Merger, dated as of February 27, 2017, between Sysorex Global and Inpixon.	8-K	001-36404	2.1	March 1, 2017

2.12	Agreement and Plan of Merger, dated as of July 25, 2018, between Inpixon USA and Sysorex, Inc.	8-K	001-36404	2.1	July 31, 2018

2.13	Separation and Distribution Agreement, dated August 7, 2018 between Inpixon and Sysorex, Inc.	10-Q	001-36404	2.1	August 13, 2018

2.14	Amendment No. 1 to Separation and Distribution Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	001-36404	10.5	September 4, 2018

2.15†	Share Purchase Agreement, dated May 21, 2019, by and among Inpixon, Inpixon Canada, Inc., Locality Systems Inc., Kirk Moir, in his capacity as the Sellers’ Representative, the Sellers and Garibaldi Capital Advisors Ltd.	8-K	001-36404	2.1	May 22, 2019

2.16†	Asset Purchase Agreement, dated June 27, 2019, by and between Inpixon and GTX Corp.	8-K	001-36404	2.1	July 1, 2019

2.17†	Share Purchase Agreement, dated July 9, 2019, by and among Inpixon, Inpixon Canada, Inc., Jibestream Inc., the Vendors, and Chris Wiegand, in his capacity as the Vendors’ Representative.	8-K	001-36404	2.1	July 11, 2019

2.18†	Amendment to Share Purchase Agreement, dated as of August 8, 2019, by and among Inpixon, Inpixon Canada, Inc., Jibestream Inc., the Vendors, and Chris Wiegand, in his capacity as the Vendors’ Representative.	8-K	001-36404	2.1	August 9, 2019

2.19	The Second Amendment to the Share Purchase Agreement, dated August 15, 2019, by and among Inpixon, Inpixon Canada, Inc., Jibestream Inc, and Chris Wiegand, in his capacity as the Vendors’ representative.	8-K	001-36404	2.1	August 19, 2019

3.1	Restated Articles of Incorporation.	S-1	333-190574	3.1	August 12, 2013

3.2	Certificate of Amendment to Articles of Incorporation (Increase Authorized Shares).	S-1	333-218173	3.2	May 22, 2017

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

3.3	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.1	April 10, 2014

3.4	Articles of Merger (renamed Sysorex Global).	8-K	001-36404	3.1	December 18, 2015

3.5	Articles of Merger (renamed Inpixon).	8-K	001-36404	3.1	March 1, 2017

3.6	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.2	March 1, 2017

3.7	Certificate of Amendment to Articles of Incorporation (authorized share increase).	8-K	001-36404	3.1	February 5, 2018

3.8	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.1	February 6, 2018

3.9	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.1	November 1, 2018

3.10	Bylaws, as amended.	S-1	333-190574	3.2	August 12, 2013

4.1	Specimen Stock Certificate of the Company.	S-1	333-190574	4.1	August 12, 2013

4.2	Form of Certificate of Designation of Preferences, Rights and Limitations of Series 4 Convertible Preferred Stock.	8-K	001-36404	3.1	April 24, 2018

4.3	Certificate of Designation of Series 5 Convertible Preferred Stock, dated as of January 14, 2019.	8-K	001-36404	3.1	January 15, 2019

4.4	Promissory Note, dated as of October 12, 2018.	8-K	001-36404	4.1	October 18, 2018

4.5	Promissory Note, dated as of December 21, 2018.	8-K	001-36404	4.1	December 31, 2018

4.6	Warrant to purchase common stock dated March 20, 2013 held by Bridge Bank N.A.	S-1	333-190574	4.3	August 12, 2013

4.7	Warrant to purchase common stock dated August 29, 2013 held by Bridge Bank N.A.	S-1	333-191648	4.5	October 9, 2013

4.8	Form of Warrant Agency Agreement.	S-1/A	333-218173	4.7	June 23, 2017

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.9	Form of Additional Warrant.	8-K	001-36404	4.1	August 9, 2017

4.10	Form of Warrant.	8-K	001-36404	4.1	January 9, 2018

4.11	Form of Warrant.	8-K	001-36404	4.1	February 16, 2018

4.12	Form of Warrant.	8-K	001-36404	4.1	April 24, 2018

4.13	Form of Warrant.	8-K	001-36404	4.1	January 15, 2019

4.14	Form of Warrant Agency Agreement.	8-K	001-36404	4.2	January 15, 2019

4.15	Promissory Note, dated as of May 3, 2019.	8-K	001-36404	4.1	May 3, 2019

4.16	Promissory Note, dated as of June 27, 2019.	8-K	001-36404	4.1	June 27, 2019

4.17	Form of Series A warrants.	8-K	001-36404	4.2	August 14, 2019

4.18	Series 6 Preferred Certificate of Designation, effective as of August 13, 2019.	8-K	001-36404	4.1	August 14, 2019

4.19	Promissory Note, dated as of August 8, 2019	8-K	001-36404	4.1	August 9, 2019

5.1	Legal Opinion of Mitchell Silberberg & Knupp LLP.					X

10.1+	Amended and Restated 2011 Employee Stock Incentive Plan.	S-8	333-195655	10.22	May 2, 2014

10.2+	Form of Incentive Stock Option Agreement.	8-K	001-36404	10.9	October 27, 2014

10.3+	Form of Non-Qualified Stock Option Agreement.	8-K	001-36404	10.5	October 27, 2014

10.4+	Form of Restricted Stock Award Agreement.	8-K	001-36404	10.6	October 27, 2014

10.5+	2018 Employee Stock Incentive Plan.	S-8	333-229374	99.1	January 25, 2019

10.6+	2018 Employee Stock Incentive Plan Form of Incentive Stock Option Agreement.	8-K	001-36404	10.1	May 18, 2018

10.7+	2018 Employee Stock Incentive Plan Form of Non-Qualified Stock Option Agreement.	8-K	001-36404	10.2	May 18, 2018

10.8+	Director Services Agreement with Leonard A. Oppenheim dated October 21, 2014.	8-K	001-36404	10.1	October 27, 2014

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

10.9+	Waiver and Amendment No. 1 to Board of Directors Services Agreement with Leonard A. Oppenheim dated February 4, 2019.	10-K	001-36404	10.9	March 28, 2019

10.10+	Director Services Agreement with Kareem M. Irfan dated October 21, 2014.	8-K	001-36404	10.3	October 27, 2014

10.11+	Waiver and Amendment No. 1 to Board of Directors Services Agreement with Kareem M. Irfan dated February 4, 2019.	10-K	001-36404	10.11	March 28, 2019

10.12+	Director Services Agreement with Tanveer A. Khader dated October 21, 2014.	8-K	001-36404	10.4	October 27, 2014

10.13+	Waiver and Amendment No. 1 to Board of Directors Services Agreement with Tanveer A. Khader dated February 4, 2019.	10-K	001-36404	10.13	March 28, 2019

10.15+	Amended and Restated Employment Agreement by and between the Company and Nadir Ali	10-Q	001-36404	10.14	May 15, 2018

10.16+	Employment Agreement, effective as of October 1, 2014, between Wendy Loundermon and the Company.	8-K	001-36404	10.8	October 27, 2014

10.17+	Employment Agreement dated November 4, 2016, by and between Sysorex USA and Soumya Das.	10-K	001-36404	10.51	April 17, 2017

10.18+	Amended Compensation Terms for Soumya Das	10-Q	001-36404	10.9	August 13, 2018

10.19+	Amendment to Employment Agreement dated August 31, 2018 among Inpixon, Sysorex, Inc. and Soumya Das	8-K	001-36404	10.8	September 4, 2018

10.20	Lease Agreement dated August 21, 2014, by and between ECI Two Bayshore LLC and Sysorex Global Holdings Corp.	10-K	001-36404	10.57	April 17, 2017

10.21	Commercial Lease Amendment dated September 19, 2016, by and between 424116 B.C. Ltd. and Sysorex Canada Corp.	10-K	001-36404	10.53	April 17, 2017

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

10.22	Amended and Restated GemCap Loan and Security Agreement: Payplant Loan and Security Agreement, by and among GemCap Lending, LLC, Inpixon, Inpixon USA, Inpixon Federal, Inc. and Payplant LLC, as agent for Payplant Alternatives Fund LLC.	8-K	001-36404	10.1	August 18, 2017

10.23	Payplant Client Agreement by and among Inpixon, Inpixon USA, Inpixon Federal, Inc. and Payplant LLC.	8-K	001-36404	10.2	August 18, 2017

10.24	Amendment 1 to Payplant Client Agreement dated August 31, 2018 between Inpixon, Sysorex, Inc., Sysorex Government Services, Inc. and Payplant LLC.	8-K	001-36404	10.6	September 4, 2018

10.25	Transition Services Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	001-36404	10.1	September 4, 2018

10.26	Tax Matters Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	001-36404	10.2	September 4, 2018

10.27	Employee Matters Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	001-36404	10.3	September 4, 2018

10.28	Assignment and Assumption Agreement dated August 31, 2018 between members of the Inpixon Group and members of the Sysorex Group	8-K	001-36404	10.4	September 4, 2018

10.29	Note Purchase Agreement, dated as of October 12, 2018.	8-K	001-36404	10.1	October 18, 2018

10.30	Note Purchase Agreement, dated as of December 21, 2018.	8-K	001-36404	10.1	December 31, 2018

10.31	Global Amendment, dated February 8, 2019.	8-K	001-36404	10.1	February 8, 2019

10.32	Dealer-Manager Agreement, dated December 7, 2018, between Maxim Group LLC and Inpixon.	8-K	001-36404	1.1	December 7, 2018

10.33	Amendment to Dealer-Manager Agreement, dated January 14, 2019, between Maxim Group LLC and Inpixon.	8-K	001-36404	1.1	January 15, 2019

10.34	Note Purchase Agreement, dated as of December 31, 2018, by and between Inpixon and Sysorex, Inc.	8-K	001-36404	10.2	December 31, 2018

10.35	Sysorex Secured Promissory Note, dated as of December 31, 2018.	8-K	001-36404	10.3	December 31, 2018

10.36	First Amendment Agreement, dated as of February 4, 2019, between Inpixon and Sysorex, Inc.	8-K	001-36404	10.2	February 8, 2019

10.37+	Waiver and Amendment No. 1 to Board of Directors Services Agreement with Leonard A. Oppenheim dated February 4, 2019.	10-K	001-36404	10.9	March 28, 2019

10.38+	Waiver and Amendment No. 1 to Board of Directors Services Agreement with Kareem M. Irfan dated February 4, 2019.	10-K	001-36404	10.11	March 28, 2019

10.39+	Waiver and Amendment No. 1 to Board of Directors Services Agreement with Tanveer A. Khader dated February 4, 2019.	10-K	001-36404	10.13	March 28, 2019

10.40	Second Amendment Agreement, dated as of April 2, 2019, between Inpixon and Sysorex, Inc.	8-K	001-36404	10.1	April 5, 2019

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

10.41†	Note Purchase Agreement, dated as of May 3, 2019.	8-K	001-36404	10.1	May 3, 2019

10.42#	Das Commission Plan.	10-Q	001-36404	10.11	May 14, 2019

10.43	General Security Agreement, dated May 21, 2019, executed by Locality Systems Inc. in favor of the Sellers.	8-K	001-36404	10.1	May 22, 2019

10.44	Guaranty Agreement, dated May 21, 2019, executed by Inpixon in favor of the Sellers.	8-K	001-36404	10.2	May 22, 2019

10.45	Third Amendment Agreement, dated as of May 22, 2019, between Inpixon and Sysorex, Inc.	8-K	001-36404	10.3	May 22, 2019

10.46	Note Purchase Agreement, dated as of June 27, 2019.	8-K	001-36404	10.2	June 27, 2019

10.47†	Patent Assignment and License-Back Agreement, dated June 27, 2019, by and between Inpixon and GTX Corp.	8-K	001-36404	10.1	July 1, 2019

10.48†	Patent License Agreement, dated June 27, 2019, by and between Inpixon and Inventergy.	8-K	001-36404	10.4	July 1, 2019

10.49†	Patent License Agreement, dated June 27, 2019, by and between Inpixon and GTX Corp.	8-K	001-36404	10.2	July 1, 2019

10.50†#	Consulting Agreement, dated June 27, 2019, by and between Inpixon and GTX Corp.	8-K	001-36404	10.5	July 1, 2019

10.51	Form of Promissory Note.	8-K	001-36404	10.6	July 1, 2019

10.52†	Note Purchase Agreement, dated as of August 8, 2019.	8-K	001-36404	10.1	August 9, 2019

10.53	Standstill Agreement, dated as of August 8, 2019.	8-K	001-36404	10.2	August 9, 2019

10.54	Form of Jibestream Note.	8-K	001-36404	10.3	August 9, 2019

21	List of Subsidiaries of the Company.	10-K	001-36404	21	March 28, 2019

23.1	Consent of Marcum LLP.					X

23.2	Consent of MNP LLP.					X

23.3	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on signature page).					X

99.1	Jibestream’s Audited Consolidated Financial Statements and the notes related thereto.	8-K/A	001-36404	99.1	July 25, 2019

99.2	Jibestream’s Interim Unaudited Consolidated Financial Statements and the notes related thereto.	8-K/A	001-36404	99.2	September 13, 2019

99.3	Inpixon and Jibestream’s Unaudited Pro Form Condensed Combined Financial Statements and the notes related thereto.	8-K/A	001-36404	99.3	September 13, 2019

+	Indicates a management contract or compensatory plan.
†	Exhibits, schedules and similar attachments have been omitted pursuant to Item 601 of Regulation S-K and the registrant undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC.
#	Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Item 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on September 13, 2019.

INPIXON

By:	/s/ Nadir Ali
Nadir Ali
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Inpixon, hereby constitute and appoint Nadir Ali and Wendy Loundermon and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in their respective names as an officer/director of the Company, a registration statement on Form S-1 (or other appropriate form) relating to the offer and sale of common stock of the Company pursuant to this registration statement and any amendments thereto and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nadir Ali	Chief Executive Officer and Director	September 13, 2019
Nadir Ali	(Principal Executive Officer)

/s/ Wendy Loundermon	Vice President of Finance and Director	September 13, 2019
Wendy Loundermon	(Principal Financial and Accounting Officer)

/s/ Leonard Oppenheim	Director	September 13, 2019
Leonard Oppenheim